Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OFS Credit Company, Inc.:

We consent to the use of our reports dated December 16, 2020, with respect to the financial statements and financial highlights, and January 13, 2020, with respect to the senior securities table, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus which are incorporated by reference in the post-effective amendment filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois
April 28, 2021